CONSENT OF WILLKIE FARR & GALLAGHER LLP

We hereby consent to the reference to our Firm in the Statement of Additional Information of SunAmerica Series, Inc. (the “Registrant”) under the heading “Additional Information – Legal Counsel,” included as part of Post-Effective Amendment No. 92 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-11283 and 811-07797).

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP

New York, New York

February 28, 2020